                     Stradley Ronon Stevens & Young, LLP
2000 K Street, N.W., Suite 700
Washington, D.C. 20006
Telephone 202-822-9611
Fax 202-822-0140
www.stradley.com
April 28, 2021

VanEck Funds
666 Third Avenue
New York, NY 10017

    Re:     Post-Effective Amendment No. 165 to the
        Registration Statement of VanEck Funds

Ladies and Gentlemen:

We have acted as counsel to VanEck Funds, a Massachusetts business trust (the “Trust”), in connection with the issuance and sale by the Trust of its shares of beneficial interest, no par value (the “Shares”), of each series of the Trust (each a “Fund”) listed on Appendix A.

This opinion is furnished in accordance with the requirements of Item 28(i) of Form N 1A under the Investment Company Act of 1940 (the “Investment Company Act”) and the Securities Act of 1933 (the “Securities Act”).

We have examined the Trust’s Master Trust Agreement, certain resolutions adopted by the Trust’s Board of Trustees relating to the creation, authorization, issuance and sale of the Shares, and a Certificate of Good Standing dated April 26, 2021 from the Secretary of the Commonwealth of Massachusetts.

We have also examined the Registration Statement on Form N-1A to be filed by the Trust, on behalf of the Funds, under the Investment Company Act and the Securities Act (the “Registration Statement”), as well as other items we deem material to this opinion.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies and the authenticity of the originals of such copies. As
Philadelphia, PA ● Malvern, PA ● Harrisburg, PA ● Wilmington, DE ● Cherry Hill, NJ ● Washington, DC
A Pennsylvania Limited Liability Partnership
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April 28, 2021

to any facts material to the opinion expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Trust and others.

This opinion is based exclusively on the provisions of the law of the Commonwealth of Massachusetts governing the issuance of the Shares of the Fund and the reported case law thereunder, and does not extend to the securities or “blue sky” laws of the Commonwealth of Massachusetts or other States.

We have assumed the following for purposes of this opinion:

1.    The Shares will be issued in accordance with the Trust’s Amended and Restated Master Trust Agreement and resolutions of the Trust’s Board of Trustees relating to the creation, authorization, issuance and sale of the Shares.

2.    The Shares will be issued against payment therefor as described in the Prospectus and the Statement of Additional Information relating thereto included in the Registration Statement.

Based upon and subject to the foregoing, we are of the opinion that the Shares will, when sold in accordance with the Registration Statement, be validly issued, fully paid and non assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement of the Trust, and we further consent to any reference in the Registration Statement of the Trust to the fact that this opinion concerning the legality of the issue has been rendered by us.

Very truly yours,
STRADLEY, RONON, STEVENS & YOUNG, LLP

                    BY:    /s/ Cillian Lynch
                        Cillian Lynch, a Partner

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April 28, 2021

APPENDIX A

CM Commodity Index Fund
Emerging Markets Bond Fund
Emerging Markets Fund
Global Resources Fund (formerly, Global Hard Assets Fund)
International Investors Gold Fund
VanEck Morningstar Wide Moat Fund
VanEck NDR Managed Allocation Fund

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